Exhibit 99.1

FOR IMMMEDIATE RELEASE

Lima Peru, January 7, 2004 – Southern Peru Copper Corporation (NYSE and LSE: PCU) (SPCC) as part of the agreement with the Government of Peru on environmental matters, announced today the signing of the contract with the company Fluor for the Ilo Smelter project, as well as the filing of such contract with the Peruvian Ministry of Energy and Mines.

This project is part of the Company’s commitment with the Peruvian Government and it adheres to the environmental compliance and management program.

Southern Peru Copper Corporation is one of Peru’s largest companies and one of the ten largest copper producers worldwide.  The ownership of SPCC shares either directly or through subsidiaries, is as follows: Grupo Mexico (54.2%); Cerro Trading Company (14.2%); Phelps Dodge (14.0%) and other shareholders (17.6%).